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Contact - Karin Demler: (615) 263-3005                              EXHIBIT 99.1

                       CORRECTIONS CORPORATION OF AMERICA
            COMPLETES EXCHANGE OFFER FOR 9 7/8% SENIOR NOTES DUE 2009

NASHVILLE, Tenn., February 14, 2003 /PRNewswire-FirstCall/ -- Corrections Corporation of America (NYSE: CXW - News) announced today that it has completed the exchange of all of its $250.0 million 9.875% senior notes due 2009 which were previously issued in a private placement in May 2002 for a like amount of its newly issued 9.875% senior notes due 2009 which have been registered under the Securities Act of 1933. The terms of the newly issued registered notes are identical to the terms of the previously issued unregistered notes. State Street Bank and Trust Company served as the exchange agent for the exchange offer and serves as trustee for the notes.

ABOUT CCA

CCA is the nation's largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and four states. CCA currently operates 61 facilities, including 38 company-owned facilities, with a total design capacity of approximately 60,000 beds in 21 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, CCA facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. CCA also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.